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Exhibit 10.17

                              EMPLOYMENT AGREEMENT

      This Agreement (this "Agreement") is made as of January 1, 1998, by and between Continental Can Company, Inc., a Delaware corporation (the "Company") and Abdo Yazgi (the "Employee").

      A. Employee is, and for some time in the past has been, a valued Employee of the Company.

      B. The Company and Employee now wish to enter into this Agreement on the terms and conditions set forth hereafter, replacing any prior agreement of employment between the Company and Employee;

      For good and valuable consideration, including the mutual covenants herein, the parties hereto agree as follows:

      1. EMPLOYMENT; CAPACITY, DUTIES. Employee shall serve Company in the position of Executive Vice President and shall have the duties and responsibilities incident to that position. During the term of this Agreement, Employee shall devote his full attention and best efforts to the performance of such duties as shall be designated from time to time by Company's Board of Directors or CEO, which duties shall be generally consistent with Employee's position and with those duties that Employee has performed for Company prior to the date hereof.

      2. TERM OF EMPLOYMENT. Unless earlier terminated as hereafter provided, this Agreement shall commence on the date hereof, and shall expire on December 31, 2000 (the "Expiration Date"). This Agreement may be extended by mutual written agreement of the parties.

      3. TERMINATION.

            (a) Death. The employment of Employee under this Agreement shall immediately terminate upon the death of Employee.

            (b) Disability. In the event that Employee is for any reason unable to perform the duties to be performed by Employee hereunder for a period for 180 consecutive days (or for any 200 out of 365 consecutive days) by reason of Employee's Disability, the Board of Directors of the Company shall have the option to terminate the employment of Employee under this Agreement effective upon its giving written notice to Employee at any time following the expiration of such 180-day period (or such 200 days). The term "Disability" as used in this
Section 3(b) means any mental or physical impairment that prevents the Employee from performing the essential functions of his position with or without reasonable accommodation as determined by a physician mutually agreeable to Employee and the Company.

            (c) Discharge for Cause. The employment of Employee under this Agreement shall terminate immediately if the Company discharges Employee for Cause. "Cause" means the Employee's (i) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the Employee's duties, which has caused demonstrable and serious injury (monetary or otherwise) to the Company, or (ii) conviction of, or plea of nolo contendere to, a felony: provided, however, that no act or omission shall constitute "Cause" for purposes of this Agreement unless the Board of Directors of the Company provides to the Employee (a) written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes "Cause" and (b) an opportunity, within 30 days following his receipt of such notice, to meet in person with the Board of Directors to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. Further, no act or omission shall be considered as "willful" or "intentional" if the Employee reasonably believed such acts or omissions were in the best interests of the Company. Employee shall have the right to contest a determination of Cause by the Company by requesting arbitration in accordance with the terms of Section 7 hereof.

            (d) Certain Terminations. If Employee's services should be terminated by Company for any reason other than for Employee's death, Employee's Disability for the period set forth in Section 3(b) hereof, or Cause, then Employee shall be entitled to receive a lump sum cash payment equal to (i) the total remaining unpaid amount of Employee's annual base salary under Section 4 hereof as in effect on the date of the termination, from the date of termination until the Expiration Date, plus (ii) a pro rated bonus for the period from the date of termination until the


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Expiration Date, based on Employee's average cash bonus for the three full calendar years immediately preceding the date of termination ("Severance Pay").

            (e) Offset for Other Severance Pay. There shall be no duplication of Severance Pay in any manner. In this regard, Employee shall not be entitled to Severance Pay hereunder for more than one position with the Company and its affiliates. Further, Severance Pay shall be in lieu of any other payments or benefits in the nature of severance benefits to which Employee has received or will receive from the Company or any of its affiliates. Any other arrangement providing severance benefits shall be deemed to be amended to eliminate any obligation for benefits to be provided thereunder. If Employee is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Severance Pay to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment, in lieu of notice.

            (f) Mutual Release. Severance pay described in paragraph (d) of this
Section 3 shall be conditioned upon the execution of Employee and the Company of a valid mutual release, to be prepared by the Company, in which Employee and Company shall mutually release the other, to the maximum extent permitted by law, from any and all claims either party may have against the other party that relate to or arise out of Employee's employment or termination of employment, except such claims arising under this Agreement, any employee benefit plan or any other written plan or agreement ("Mutual Release").

      The full amount of Severance Pay shall be paid to Employee within ten (10) days following receipt by the Company of a Mutual Release which is property executed by Employee and is not revoked by Employee before the eighth day following its receipt by the Company.

      4. Compensation. In exchange for the Employee's performance under the terms of this Agreement and promises and covenants made by the Employee herein and subject to Section 3 hereof, during the term of this Agreement, as compensation for services to the Company pursuant to this Agreement, the Company shall pay to Employee a base salary of $308,000 per year in accordance with the normal payroll practices of Company. The Board of Directors of the Company will review annually Employee's performance and compensation, and it may, in its sole discretion from time to time, increase the compensation to be paid to Employee as provided in this Section 4, or provide additional compensation to Employee, whether permanently or for a limited period of time, in order to recognize and fairly compensate Employee for the value of his services to the Company. A bonus may be paid or stock options issued from time to time at the discretion of the Board of Directors of the Company.

      5. Benefits. During the term hereof, Company shall provide Employee with the same benefits, including life and health insurance, vacation, and retirement programs, it provides to its other similarly situated Employees.

      6.    CERTAIN COVENANTS.

            (a) Covenant Not to Compete. In consideration of the payments made to Employee pursuant to this Agreement, Employee shall not during the term of this Agreement and for a period of two years after the termination of Employee's employment with the Company, directly or indirectly, engage (whether as owner, partner, stockholder, joint venturer, manager or investor) in any business that competes, directly or indirectly, with the Company in the continental United States, Puerto Rico or Europe (provided that the Employee shall not be restricted hereby from owning or acquiring 5% or less of the outstanding voting securities of a public company).

            (b)   Protection of Confidential Information.

                  (i) Employee agrees that he will not at any time during or following his employment by the Company, without Company's prior written consent, divulge any Confidential Information to any other person or entity or use any Confidential Information for his own benefit. "Confidential Information" means all information, whether oral or written, previously or hereafter developed, acquired or used by the Company or its subsidiaries and relating to the business of the Company and its subsidiaries that is not generally known to others in the Company's area of business, including without limitation trade secrets, methods or practices developed by Company or any of its subsidiaries, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including


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without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of "Confidential Information."

                  (ii) Upon termination of employment, for any reason whatsoever, regardless of whether either party may be at fault, Employee will return to Company all physical Confidential Information in Employee's possession.

            (c) Non-solicitation of Employees. Employee agrees, for so long as Employee remains employed by Company, and for a period of two (2) years following the termination of Employee's employment with the Company, Employee shall not, either for Employee's own account, or on behalf of any other person or entity, solicit, suggest or request that any other person employed by Company or one of its affiliates leave such employment for the purpose of becoming employed by Employee or any other person or entity.

            (d) Extent of Restrictions. Employee acknowledges that the restrictions contained in this Section 6 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of Company, and that any violation will cause substantial injury to Company. In the event of any such violation, Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

      7. ARBITRATION OF CLAIMS. Employee shall settle by arbitration any dispute or controversy arising in connection with the Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security of 1974, as amended ("ERISA"). Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in New York, NY. The award of the arbitrators shall be final and nonappealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company and Employee as determined by the arbitrators.

      8. TAX WITHHOLDING. All payments to the Employee under this Agreement will be subject to the withholding of all applicable employment and income taxes.

      9. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

      10. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.

      11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and the Employee.

      12. NOTICES. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows or to such other address as either by written notice to the other shall specify:

                  To the Employee:

                  Abdo Yazgi
                  5 Rhodonolia Park
                  Norwalk, CT  06850


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                  To the Company:

                  CONTINENTAL CAN COMPANY, INC.
                  301 Merritt 7 Corporate Park
                  P.O. Box 5395
                  Norwalk, CT  06856
                  Attn:  Donald J. Bainton

      13. GOVERNING LAW. The provisions of this Agreement shall be construed in accordance of the laws of the State of New York, except to the extent Ppreempted by ERISA.

      IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the date and year first above written.

                              CONTINENTAL CAN COMPANY, INC.


                              By: /s/  Donald J. Bainton
                                  ----------------------
                              Name: Donald J. Bainton
                              Title:   Chief Executive Officer


                              /s/  Abdo Yazgi
                              ---------------
                                   Abdo Yazgi


                 Schedule of Substantially Identical Agreements

1.)   Between the Company and John Andreas as Vice President at a salary of
$121,000 per year.

2.) Between the Company and Charles DiGiovanna as President of Continental Plastic Containers, Inc. at a salary of $302,500 per year.



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